Exhibit 99.1

Dorian LPG Ltd. Announces Fourth Quarter and Fiscal Year 2026 Financial Results

STAMFORD, Conn., May 20, 2026 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months and fiscal year ended March 31, 2026.

Key Recent Developments

◾	Declared an irregular cash dividend of $1.00 per share of the Company’s common stock totaling $42.8 million to be paid on or about May 28, 2026 to all shareholders of record as of the close of business on May 18, 2026.

◾	Prepaid $16.5 million of the 2023 A&R Debt Facility, the proportion related to the 2016-built VLGC Cobra.

◾	On May 6, 2026, we completed the sale of the 2016-built VLGC Cobra, receiving proceeds net of commissions and fees of $81.9 million.

Highlights for the Fourth Quarter Ended March 31, 2026

◾	Revenues of $153.3 million.

◾	Time charter equivalent (“TCE”)(1) per available day rate for our fleet of $63,615.

◾	Net income of $81.0 million, or $1.90 earnings per diluted share (“EPS”), and adjusted net income(1) of $80.4 million, or $1.89 adjusted diluted earnings per share (“adjusted EPS”)(1).

◾	Adjusted EBITDA(1) of $106.6 million.

◾	Took delivery of the dual-fuel newbuilding VLGC/AC Areion in March 2026.

◾	Entered into a $62.9 million debt financing facility (the "Areion Facility") to finance the final delivery payment and other fees and expenses associated with the delivery of our VLGC/AC Areion.

◾	Declared and paid an irregular dividend totaling $29.9 million in February 2026.

Highlights for the Fiscal Year Ended March 31, 2026

◾	Revenues of $481.5 million.

◾	TCE(1) per available day rate for our fleet of $52,238.

◾	Net income of $193.7 million, or $4.54 EPS, and adjusted net income(1) of $194.8 million, or $4.57 adjusted EPS(1).

◾	Adjusted EBITDA(1) of $305.1 million.

◾	Declared and paid four irregular dividends totaling $104.7 million.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John Hadjipateras, Chairman, President, and Chief Executive Officer of the Company, commented, “Our strong results for the quarter reflect a healthy freight market and the dedication of our seagoing and shore side employees. Fortunately, none of our people or ships are in the Middle East Gulf. The delivery of the Areion in late March and the sale of the 2015 built Cobra highlight our approach to fleet management. We are optimistic about the prospects of the freight market while cautious of the uncertainty posed by fast evolving geopolitical events. Our declaration of a $1.00 per share irregular dividend reflects our confidence in the long-term sustainability of LPG demand and our company’s prudent approach to capital allocation.”

Fourth Quarter Fiscal Year 2026 Results Summary

Our net income amounted to $81.0 million, or $1.90 per share, for the three months ended March 31, 2026, compared to net income of $8.1 million, or $0.19 per share, for the three months ended March 31, 2025.

Our adjusted net income amounted to $80.4 million, or $1.89 per share, for the three months ended March 31, 2026, compared to adjusted net income of $10.7 million, or $0.25 per share, for the three months ended March 31, 2025. We have adjusted our net income for the three months ended March 31, 2026 for an unrealized gain on derivative instruments of $0.6 million and we adjusted our net income for the three months ended March 31, 2025 for an unrealized loss on derivative instruments of $2.6 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $69.7 million increase in adjusted net income for the three months ended March 31, 2026 compared to the three months ended March 31, 2025 is primarily attributable to (i) increases of $77.4 million in revenues, $0.8 million in other gain/(loss) net; and $0.1 million in other income related parties; (ii) decreases of $5.3 million in vessel operating expenses, $1.1 million in interest and finance costs; $0.3 million in depreciation and amortization expenses, and $0.3 million in voyage expenses; partially offset by (i) increases of $8.1 million in charter hire expenses, $5.0 million in general and administrative expenses, and $1.1 million in profit sharing expenses, and; (ii) a decreases of $0.8 million in realized gain on derivatives and $0.6 million in interest income.

The TCE rate for our fleet was $63,615 for the three months ended March 31, 2026, an 80.1% increase from the $35,324 TCE rate for the same period in the prior year, as further described in “Revenues” below. Please see footnote 5 to the table in “Financial Information” below for other information related to how we calculate TCE.

Vessel operating expenses per day decreased to $9,780 during the three months ended March 31, 2026 from $12,671 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $153.3 million for the three months ended March 31, 2026, an increase of $77.4 million, or 102.0%, from $75.9 million for the three months ended March 31, 2025, primarily due to increased average TCE rates, which rose by $28,291 per available day from $35,324 for the three months ended March 31, 2025 to $63,615 for the three months ended March 31, 2026. This increase was primarily due to increased spot rates, partially offset by the increased bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $51.715 during the three months ended March 31, 2025 compared to an average of $90.453 for the three months ended March 31, 2026. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah increased from $564 during the three months ended March 31, 2025, to $622 during the three months ended March 31, 2026.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $18.4 million for the three months ended March 31, 2026 compared to $10.3 million for the three months ended March 31, 2025. The increase of $8.1 million, or 78.5%, was mainly caused by an increase in time chartered-in days from 360 for the three months ended March 31, 2025 to 540 for the three months ended March 31, 2026 as our chartered-in fleet expanded from four to six vessels and an increase in the average rate per time chartered-in day.

Vessel Operating Expenses

Vessel operating expenses were $18.6 million during the three months ended March 31, 2026, or $9,780 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the technically managed vessels that were in our fleet, and decreased by $5.3 million, or 22.4%, from $23.9 million, or $12,671 per vessel per calendar day, for the three months ended March 31, 2025. The decrease of $2,891 per vessel per calendar day was primarily the result of a decrease of $1,438 per vessel per calendar day of non-capitalizable drydock-related operating expenses. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses decreased by $1,453 from $11,001 for the three months ended March 31, 2025 to $9,548 for the three months ended March 31, 2026, mainly as a result of decreases in spares and stores.

General and Administrative Expenses

General and administrative expenses were $13.3 million for the three months ended March 31, 2026, an increase of $5.0 million, or 60.9%, from $8.3 million for the three months ended March 31, 2025. This increase was mainly driven by increases of (i) $3.5 million in cash bonuses, including $2.8 million in accrued expenses under our Cash Incentive Plan, (ii) $0.8 million in stock-based compensation expense, (iii) $0.3 million in non-capitalizable vessel pre-delivery expenses, and $0.4 million in other general and administrative expenses for the three months ended March 31, 2026 when compared to March 31, 2025.

Interest and Finance Costs

Interest and finance costs amounted to $6.9 million for the three months ended March 31, 2026, a decrease of $1.1 million, or 13.8%, from $8.0 million for the three months ended March 31, 2025. The decrease of $1.1 million during the three months ended March 31, 2026 was mainly due to (i) a decrease of $0.9 million in interest incurred on our long-term debt and (ii) an increase of $0.3 million in capitalized interest; partially offset by an increase of $0.1 million in loan expenses and bank charges. The decrease in interest on our long-term debt was driven by a decrease in average indebtedness, excluding deferred financing fees, decreased from $566.4 million for the three months ended March 31, 2025 to $523.0 million for the three months ended March 31, 2026 as well as a lower average SOFR rate on the 2023 A&R Debt Facility during the three months ended March 31, 2026 when compared to the three months ended March 31, 2025. As of March 31, 2026, the outstanding balance of our long-term debt was $565.8 million.

Interest Income

Interest income amounted to $11.1 million for the year ended March 31, 2026, compared to $15.2 million for the year ended March 31, 2025. The decrease of $4.1 million is mainly attributable to (i) reduced interest rates over the periods presented, and (ii) lower average cash balances for the year ended March 31, 2026 when compared to the year ended March 31, 2025.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives amounted to approximately $0.6 million for the three months ended March 31, 2026, compared to loss of $2.6 million for the three months ended March 31, 2025. The $3.2 million favorable change is primarily attributable to changes in forward SOFR yield curves and changes in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives was $0.3 million for the three months ended March 31, 2026 compared to $1.1 million for the three months ended March 31, 2025. The unfavorable $0.8 million difference is due to a reduction in SOFR rates and notional amounts.

Fiscal Year 2026 Results Summary

Our net income amounted to $193.7 million, or $4.54 per share, for the year ended March 31, 2026, compared to net income of $90.2 million, or $2.14 per share, for the year ended March 31, 2025.

Our adjusted net income amounted to $194.8 million, or $4.57 per share, for the year ended March 31, 2026, compared to adjusted net income of $96.0 million, or $2.27 per share, for the year ended March 31, 2025. We have adjusted our net income for the year ended March 31, 2026 for an unrealized loss on derivatives of $1.2 million and we have adjusted our net income for the year ended March 31, 2025 for an unrealized loss on derivative instruments of $5.8 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The favorable change of $98.8 million in adjusted net income for the year ended March 31, 2026 compared to the year ended March 31, 2025 is primarily attributable to (i) increases in revenues of $128.2 million, $2.4 million in other gain/(loss), net; and $0.1 million in other income related parties; and (ii) decreases of $6.6 million in interest and finance costs, and $4.4 million in vessel operating expenses; partially offset by (i) increases of $19.6 million in charter hire expenses, $10.4 million in general and administrative expenses, $2.1 million in depreciation and amortization expenses, $1.7 million in profit sharing expenses, and $1.2 million in voyage expenses; and (ii) decreases of $4.1 million in interest income; and $3.5 million in realized gain on derivatives.

The TCE rate for our fleet was $52,238 for the year ended March 31, 2026, a 31.3% increase from the $39,778 TCE rate from the prior year, as further described in “Revenues” below. Please see footnote 5 to the table in “Financial Information” below for other information related to how we calculate TCE.

Vessel operating expenses per day decreased to $10,557 in the year ended March 31, 2026 from $11,143 in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $481.5 million for the year ended March 31, 2026, an increase of $128.2 million, or 36.3%, from $353.3 million for the year ended March 31, 2025, primarily due to higher average TCE rates and increased available days for our fleet. TCE rates rose by $12,460 per available day from $39,778 for the year ended March 31, 2025 to $52,238 for the year ended March 31, 2026, primarily due to higher spot rates and lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $57.951 during the year ended March 31, 2025 compared to an average of $74.940 for the year ended March 31, 2026. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased from $591 during the year ended March 31, 2025, to $523 during the year ended March 31, 2026. Additionally, available days for our fleet increased from 8,776 for the year ended March 31, 2025 to 9,113 for the year ended March 31, 2026, mainly driven by an increase in the number of vessels in our fleet, partially offset by higher off-hire days due to drydocking.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $61.0 million for the year ended March 31, 2026 compared to $41.4 million for the year ended March 31, 2025. The increase of $19.6 million, or 47.4%, was mainly caused by an increase in time chartered-in days from 1,460 for the year ended March 31, 2025 to 1,923 for the year ended March 31, 2026 as our chartered-in fleet expanded from four to six vessels and an increase in the average rate per time chartered-in day.

Vessel Operating Expenses

Vessel operating expenses were $81.0 million during the year ended March 31, 2026, or $10,557 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the technically managed vessels that were in our fleet and decreased by $4.4 million, or 5.1%, from $85.4 million, or $11,143 per vessel per calendar day, for the year ended March 31, 2025. The decrease of $586 per vessel per calendar day, from $11,143 for the year ended March 31, 2025 to $10,557 per vessel per calendar day for the year ended March 31, 2026 was mainly as a result of decreases in (i) spares and stores and (ii) repairs and maintenance costs, partially offset by an increase in non-capitalizable drydock-related operating expenses. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses decreased by $712 from $10,383 for the year ended March 31, 2025 to $9,671 for the year ended March 31, 2026, mainly as a result of decreases in (i) spares and stores and (ii) repairs and maintenance costs.

General and Administrative Expenses

General and administrative expenses were $53.0 million for the year ended March 31, 2026, an increase of $10.4 million, or 24.4%, from $42.6 million for the year ended March 31, 2025. The increase was primarily driven by increases of (i) $7.7 million in cash bonuses, including $5.4 million in accrued expenses under our Cash Incentive Plan, (ii) $1.4 million in employee related costs and benefits, (iii) $0.6 million in stock-based compensation expense, (iv) $0.4 million in other general and administrative expenses, and (v) $0.3 million in non-capitalizable vessel pre-delivery expenses.

Interest and Finance Costs

Interest and finance costs amounted to $29.2 million for the year ended March 31, 2026, a decrease of $6.6 million from $35.8 million for the year ended March 31, 2025. The decrease of $6.6 million during the year ended March 31, 2026 was mainly due to (i) a reduction of $4.4 million in interest incurred on our long-term debt , (ii) an increase of $2.1 million in capitalized interest and (iii) a decrease of $0.1 million in amortization of deferred financing fees. The decrease in interest on our long-term debt was driven by a reduction of average indebtedness, excluding deferred financing fees, from $586.6 million for the year ended March 31, 2025 to $535.5 million for the year ended March 31, 2026, as well as a lower average annual SOFR rate on the 2023 A&R Debt Facility during the year ended March 31, 2026 when compared to the year ended March 31, 2025. As of March 31, 2026, the outstanding balance of our long-term debt, excluding deferred financing fees, was $565.8 million.

Interest Income

Interest income amounted to $11.1 million for the year ended March 31, 2026, compared to $15.2 million for the year ended March 31, 2025. The decrease of $4.1 million is mainly attributable to (i) reduced interest rates over the periods presented, and (ii) lower average cash balances for the year ended March 31, 2026 when compared to the year ended March 31, 2025.

Unrealized Loss on Derivatives

Unrealized loss on derivatives amounted to $1.2 million for the year ended March 31, 2026 compared to a loss of $5.8 million for the year ended March 31, 2025. The $4.6 million difference is primarily attributable to changes in forward SOFR yield curves and changes in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives was $1.8 million for the year ended March 31, 2026, compared to $5.3 million for the year ended March 31, 2025. The unfavorable $3.5 million change is primarily attributable to a $4.0 million reduction of realized gains on our interest rate swaps, partially offset by reduced realized losses on our FFAs of $0.5 million.

Market Outlook Update

The first quarter of 2026 was marked by significant disruption across global LPG and energy markets, driven primarily by escalating geopolitical tensions in the Middle East. The U.S./Israel-Iran conflict effectively disrupted transit through the Strait of Hormuz for much of March 2026, while attacks on regional infrastructure curtailed production and exports of oil, gas, LPG, and petrochemical products.

This disruption followed an advisory of halted exports by Saudi Aramco from its Juaymah NGL facility following damage to a pipe-support trestle announced in late February 2026. The Juaymah/Ras Tanura export terminal typically handles approximately 0.8 million metric tons (“MMT”) of LPG exports per month. At the time of writing, export activity from the region remains limited and the timing for a full restoration of capacity remains uncertain.

As a result of these supply disruptions, energy and LPG prices moved sharply higher during the quarter. Average crude oil prices increased from approximately $64 per barrel in December 2025 to $106 per barrel in March 2026. CFR Japan propane prices rose from $489 per metric ton in January 2026 to more than $730 per metric ton in March 2026, while butane prices increased from $475 per metric ton to over $784 per metric ton during the same period. Similar pricing trends were observed in Northern Europe, with butane demonstrating particular strength due to limited replacement supply into Asia.

In contrast, U.S. Gulf LPG prices increased more moderately, particularly for propane, as higher oil and gas prices incentivized incremental U.S. production. Strong production growth, combined with elevated inventories and terminal constraints, caused propane prices as a percentage of WTI crude to decline from 43% at the beginning of the quarter to approximately 35% in March 2026. However, butane prices strengthened amid rising demand for split cargoes destined for Asian importers seeking alternatives to Middle Eastern supply.

The shift in global trade flows significantly increased pressure on U.S. export infrastructure. Spot terminal fees at the U.S. Gulf Coast rose dramatically from approximately 8.6 cents per gallon (“cpg”) during the first week of January 2026 to nearly 44 cpg by the end of the quarter, reflecting tightening terminal availability and growing export demand.

Global LPG trade patterns shifted materially during the quarter. U.S. LPG exports increased from approximately 5.5 MMT in February 2026 to nearly 6.3 MMT in March 2026, partially offsetting the decline in Middle Eastern exports, which fell from roughly 4 MMT in January 2026 to approximately 1.3 MMT in March 2026. Major importers, particularly India and China, experienced meaningful reductions in import volumes due to the regional supply disruption. India’s LPG imports declined from approximately 2.2 MMT in January 2026 to below 0.5 MMT in March 2026.

Higher feedstock costs and supply dislocations also pressured global petrochemical margins. Naphtha margins in Asia deteriorated sharply, declining from approximately negative $122 per metric ton in January 2026 to below negative $410 per metric ton in March 2026. In Northwest Europe, propane steam cracking margins for ethylene production also turned negative during March 2026. Despite these challenges, propane maintained a substantial cost advantage over naphtha in Asian petrochemical markets, supporting relative demand resilience.

Margins for propane dehydrogenation (“PDH”) producers remained under pressure throughout the quarter. PDH margins declined by more than $100 per metric ton during Q1 2026, ending March at approximately negative $155 per metric ton. As a result, several facilities reportedly reduced operating rates or entered maintenance periods.

VLGC freight markets strengthened considerably during the quarter. The Baltic VLGC Index averaged approximately $95 per metric ton in Q1 2026, compared to approximately $68 per metric ton during Q4 2025. Initial strength was driven by weather-related disruptions in the United States, Panama Canal transit limitations, and broader logistical inefficiencies. Freight markets accelerated further from mid-February onward as geopolitical developments in the Middle East led to vessel rerouting, fleet repositioning, increased ton-mile demand on U.S.–Asia routes, and higher operating costs, including elevated bunker prices, war risk insurance premiums, and congestion-related expenses.

Fleet growth also continued during the quarter, with twelve new VLGCs delivered globally in Q1 2026. Looking ahead, an additional 116 VLGCs/VLACs, representing approximately 10.4 million cubic meters of carrying capacity, are scheduled for delivery through calendar year 2029. The global VLGC fleet currently has an average age of approximately 11.8 years, while the orderbook represents roughly 27.5% of the existing fleet.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the autumn months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not always yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Fleet

The following table sets forth certain information regarding our fleet as of May 15, 2026. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	and/or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP(3)	82,000	Hyundai	2007	—	—	Pool(6)	—
Comet(4)	84,000	Hyundai	2014	X	S	Pool(6)	—
Corsair(5)	84,000	Hyundai	2014	X	S	Pool(6)	—
Corvette(4)	84,000	Hyundai	2015	X	S	Pool(6)	—
Cougar(5)	84,000	Hyundai	2015	X	—	Pool-TCO(7)	Q1 2029
Concorde	84,000	Hyundai	2015	X	S	Pool(6)	—
Continental	84,000	Hyundai	2015	X	S	Pool-TCO(7)	Q2 2030
Constitution	84,000	Hyundai	2015	X	S	Pool(6)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(7)	Q2 2027
Cresques(5)	84,000	Hanwha Ocean	2015	X	S	Pool(6)	—
Constellation	84,000	Hyundai	2015	X	S	Pool(6)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(6)	—
Clermont	84,000	Hyundai	2015	X	S	Pool(6)	—
Cratis(5)	84,000	Hanwha Ocean	2015	X	S	Pool(6)	—
Chaparral(5)	84,000	Hyundai	2015	X	—	Pool-TCO(7)	Q3 2027
Copernicus(5)	84,000	Hanwha Ocean	2015	X	S	Pool(6)	—
Commander(4)	84,000	Hyundai	2015	X	S	Pool-TCO(7)	Q4 2026
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(7)	Q2 2030
Caravelle(5)	84,000	Hyundai	2016	X	S	Pool(6)	—
Captain Markos(5)	84,000	Kawasaki	2023	X	DF	Pool(6)	—
Areion(3)	93,000	Hanwha Ocean	2026	X	S/DF	Pool(6)	—
Total	1,771,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai	2020	X	S	Pool(6)	—
HLS Citrine(9)	86,090	Hyundai	2023	X	DF	Pool(6)	—
HLS Diamond(9)	86,090	Hyundai	2023	X	DF	Pool(6)	—
Cristobal(10)	86,980	Hyundai	2023	X	DF	Pool(6)	—
Crystal Asteria(11)	84,229	Kawasaki	2021	X	DF	Pool(6)	—
BW Tokyo(12)	83,271	Mitsubishi	2009	—	—	Pool(6)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Vessel is capable of carrying ammonia cargo.
(4)	Vessel is fitted to carry ammonia cargo.
(5)	Operated pursuant to a bareboat chartering agreement. See Note 10 to our consolidated financial statements.
(6)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(7)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2027.
(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(10)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.
(11)	Vessel is currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2026.
(12)	Vessel is currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2028. Vessel operates under a framework agreement in which the vessel’s revenues and charter hire-in expenses are split equally with an unrelated third party.

Financial Information

The following table presents our selected financial data (unaudited) and other information for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except fleet data)	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Statement of Operations Data
Revenues	$153,270,708	$75,888,175	$481,511,242	$353,341,476
Expenses
Voyage expenses	1,358,094	1,743,656	5,467,468	4,252,035
Charter hire expenses	18,404,653	10,311,106	61,026,689	41,393,429
Profit sharing expenses	1,073,441	—	1,732,787	—
Vessel operating expenses	18,591,571	23,947,653	81,037,349	85,407,362
Depreciation and amortization	17,313,333	17,560,562	71,743,685	69,599,593
General and administrative expenses	13,323,095	8,278,775	53,024,971	42,626,351
Total expenses	70,064,187	61,841,752	274,032,949	243,278,770
Other income—related parties	721,479	645,364	2,697,216	2,582,126
Operating income	83,928,000	14,691,787	210,175,509	112,644,832
Other income/(expenses)
Interest and finance costs	(6,868,959)	(7,971,721)	(29,249,142)	(35,812,923)
Interest income	2,566,143	3,232,676	11,143,856	15,219,621
Unrealized gain/(loss) on derivatives	576,335	(2,647,469)	(1,160,068)	(5,786,717)
Realized gain on derivatives	284,593	1,101,718	1,759,508	5,311,992
Other gain/(loss), net	526,786	(315,084)	996,270	(1,406,325)
Total other expenses, net	(2,915,102)	(6,599,880)	(16,509,576)	(22,474,352)
Net income	$81,012,898	$8,091,907	$193,665,933	$90,170,480
Earnings per common share—basic	1.91	0.19	4.55	2.14
Earnings per common share—diluted	$1.90	$0.19	$4.54	$2.14
Financial Data
Adjusted EBITDA(1)	$106,609,176	$36,617,557	$305,088,174	$205,969,159
Fleet Data
Calendar days(2)	1,901	1,890	7,676	7,665
Time chartered-in days(3)	540	360	1,923	1,460
Available days(4)	2,388	2,099	9,113	8,776
Average Daily Results
Time charter equivalent rate(5)	$63,615	$35,324	$52,238	$39,778
Daily vessel operating expenses (6)	$9,780	$12,671	$10,557	$11,143

(1)	Adjusted EBITDA is an unaudited non-GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental measure by management to assess our financial and operating performance. We believe that Adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/loss. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the years presented:

	Three months ended		Year ended
(in U.S. dollars)	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Net income	$81,012,898	$8,091,907	$193,665,933	$90,170,480
Interest and finance costs	6,868,959	7,971,721	29,249,142	35,812,923
Unrealized (gain)/loss on derivatives	(576,335)	2,647,469	1,160,068	5,786,717
Realized gain on interest rate swaps	(284,593)	(1,101,717)	(1,759,508)	(5,824,074)
Stock-based compensation expense	2,274,914	1,447,615	11,028,854	10,423,520
Depreciation and amortization	17,313,333	17,560,562	71,743,685	69,599,593
Adjusted EBITDA	$106,609,176	$36,617,557	$305,088,174	$205,969,159

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of vessel operating expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period. Time chartered-in days include 100% of time chartered-in days for our chartered-in vessel that is part of a framework agreement. Available days include 100% of available days for our chartered-in vessel that is part of the framework agreement.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with both unscheduled and scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	Time charter equivalent rate, or TCE rate, is a non-GAAP financial measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide total revenue (including net pool revenues-related party which is calculated as Dorian’s portion of the net of a) Helios Pool gross revenues b) less voyage expenses of all the pool vessels and c) less the general and administrative expenses of the pool) by available days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the years presented:

	Three months ended		Year ended
(in U.S. dollars, except available days)	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Numerator:
Revenues	$153,270,708	$75,888,175	$481,511,242	$353,341,476
Voyage expenses	(1,358,094)	(1,743,656)	(5,467,468)	(4,252,035)
Time charter equivalent	$151,912,614	$74,144,519	$476,043,774	$349,089,441

Pool adjustment*	—	—	895,366	(2,050)
Time charter equivalent excluding pool adjustment*	$151,912,614	$74,144,519	$476,939,140	$349,087,391

Denominator:
Available days	2,388	2,099	9,113	8,776
TCE rate:
Time charter equivalent rate	$63,615	$35,324	$52,238	$39,778
TCE rate excluding pool adjustment*	$63,615	$35,324	$52,336	$39,778

* Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

(6)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except share data)	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Net income	$81,012,898	$8,091,907	$193,665,933	$90,170,480
Unrealized loss/(gain) on derivatives	(576,335)	2,647,469	1,160,068	5,786,717
Adjusted net income	$80,436,563	$10,739,376	$194,826,001	$95,957,197

Earnings per common share—diluted	$1.90	$0.19	$4.54	$2.14
Unrealized loss/(gain) on derivatives	(0.01)	0.06	0.03	0.13
Adjusted earnings per common share—diluted	$1.89	$0.25	$4.57	$2.27

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	March 31, 2026	March 31, 2025
Assets
Current assets
Cash and cash equivalents	$327,409,120	$316,877,584
Trade receivables, net and accrued revenues	2,037,495	1,356,827
Due from related parties	97,037,584	48,090,301
Inventories	2,441,578	2,508,684
Prepaid expenses and other current assets	21,324,303	13,523,008
Total current assets	450,250,080	382,356,404
Fixed assets
Vessels, net	1,215,930,610	1,149,806,782
Vessel under construction	—	37,274,863
Total fixed assets	1,215,930,610	1,187,081,645
Other non-current assets
Deferred charges, net	24,990,338	17,237,662
Derivative instruments	2,337,425	3,497,493
Due from related parties—non-current	26,400,000	26,400,000
Restricted cash—non-current	79,835	76,028
Operating lease right-of-use assets	148,712,528	159,212,010
Other non-current assets	2,991,901	2,799,038
Total assets	$1,871,692,717	$1,778,660,280
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$7,990,868	$11,549,950
Accrued expenses	11,327,406	5,387,465
Due to related parties	—	39,339
Deferred income	1,981,719	679,257
Current portion of long-term operating lease liabilities	46,661,757	34,808,203
Current portion of long-term debt	100,164,502	54,504,778
Dividends payable	700,366	915,150
Total current liabilities	168,826,618	107,884,142
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	460,230,191	498,773,969
Long-term operating lease liabilities	102,061,784	124,419,545
Other long-term liabilities	1,577,746	1,476,439
Total long-term liabilities	563,869,721	624,669,953
Total liabilities	732,696,339	732,554,095
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 54,647,868 and 54,324,437 shares issued, 42,782,681 and 42,747,720 shares outstanding (net of treasury stock), as of March 31, 2026 and March 31, 2025, respectively	546,478	543,244
Additional paid-in-capital	878,549,693	867,524,073
Treasury stock, at cost; 11,865,187 and 11,576,717 shares as of March 31, 2026 and March 31, 2025, respectively	(140,116,177)	(133,103,957)
Retained earnings	400,016,384	311,142,825
Total shareholders’ equity	1,138,996,378	1,046,106,185
Total liabilities and shareholders’ equity	$1,871,692,717	$1,778,660,280

Conference Call

A conference call to discuss the results will be held on Wednesday May 20, 2026 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-800-445-7795, or for international callers, 1-785-424-1699, and requesting to be joined into the Dorian LPG call.

A live webcast of the conference call will also be available under the investor section at www.dorianlpg.com.

A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11161820. The replay will be available until May 27, 2026, at 11:59 p.m. ET.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern VLGCs that transport liquefied petroleum gas globally. Dorian LPG's fleet of twenty-seven modern VLGCs currently includes six dual-fuel ECO VLGCs, nineteen ECO VLGCs, and two modern VLGCs.  Its business is centered around safe, reliable, clean and trouble-free transportation for its customers. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece. For more information visit www.dorianlpg.com.

Forward-Looking & Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant. The Board of Directors, in its sole discretion, may increase, decrease or eliminate the dividend at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature, are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Investor Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Media Contact Information

Melissa Daly

MFD Communications

+1 (646) 322-9192

melissa@mfdcommunications.com

Source: Dorian LPG Ltd.